Exhibit 99.1

TOREADOR BOARD CONFIRMS CRAIG MCKENZIE

AS PRESIDENT AND CHIEF EXECUTIVE OFFICER

Dallas, Texas (March 27, 2009) – Toreador Resources Corporation (“Toreador” or the “Company”) (NASDAQ: TRGL) today announced that its Board of Directors voted unanimously to name Craig M. McKenzie as the Company’s President and Chief Executive Officer, effective immediately. Mr. McKenzie has served as the interim President and Chief Executive Officer of Toreador since January 23, 2009.

Dr. Peter J. Hill, Non-Executive Chairman of the Board of Directors, said, “The Board is very pleased to announce Craig’s appointment as President and CEO. We believe this is another important step in working to achieve the Company’s strategic priorities for 2009. We look forward to Craig’s leadership, talent and expertise as we work together to implement the new corporate platform and restore value for all shareholders.”

Craig McKenzie has over 23 years of experience in the oil and gas industry. Before joining Toreador, Mr. McKenzie served as Chief Executive Officer and Director of Canadian Superior Energy Inc., a Canadian oil and gas exploration and production company with upstream operations in Canada, Trinidad & Tobago and Tunisia/Libya, from October 2007 until December 2008. Prior to joining Canadian Superior Energy Inc., Mr. McKenzie served as the President, BG Trinidad & Tobago of BG Group plc, a gas exploration and production company, from May 2004 to September 2007, and served as a member of the Atlantic LNG shareholders' board, from September 2004 to September 2007. Prior to joining BG Group plc, Mr. McKenzie was at BP plc, following its merger with Amoco Corporation, from 1986 to May 2004 where he held various senior positions including, but not limited to, Head of North Sea Projects and Exploration Unit, Executive Assistant of Group Chief Executive and Lead Negotiator of the M&A Group. Mr. McKenzie holds a BS in Petroleum Engineering from Louisiana State University and an MBA from Kellogg School of Management at Northwestern University.

ABOUT TOREADOR

Toreador Resources Corporation is an independent international energy company engaged in the acquisition, development, exploration and production of natural gas and crude oil. The company holds interests in developed and undeveloped oil and gas properties in France, Turkey and Hungary. The company’s website, www.toreador.net, provides more information about Toreador.

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Contact:

Toreador Resources

Shirley Anderson, 469-364-8531